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                August 19, 2020

       Wayne Tupuola
       President
       Laser Photonics Corporation
       1101 N. Keller Road, Suite G
       Orlando, Florida 32810

                                                        Re: Laser Photonics
Corporation
                                                            Registration
Statement on Form 10
                                                            Filed April 30,
2020
                                                            File No. 000-56166

       Dear Mr. Tupuola:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                Sincerely,


                Division of Corporation Finance

                Office of Manufacturing
       cc:                                              Ernest Stern